Exhibit 24(b)(8.12)

SHAREHOLDER INFORMATION AGREEMENT

THIS SHAREHOLDER INFORMATION AGREEMENT dated April 16, 2007, is to become operational on October 16, 2007 by and between Federated Securities Corp., ("FSC") a Pennsylvania corporation, as principal underwriter for each of the Federated funds (the "Funds")and ING Life Insurance and Annuity Company; ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance Company and Systematized Benefits Administrators Inc. (individually an "Intermediary"  and collectively the "Intermediaries").

WHEREAS, the Funds have adopted policies and procedures to protect the Funds and their respective shareholders from potentially harmful frequent trading;

WHEREAS, such policies and procedures include reserving the right to reject certain transactions initiated by variable annuity, variable life insurance and variable retirement plan contract owners;

WHEREAS, this Agreement is being entered into to assist the Funds in meeting their goal of restricting potentially harmful frequent trading within the Funds;

NOW THEREFORE, in consideration of the terms covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Definitions.  The term "Fund" shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and for which FSC is the distributor. The term "Fund" also includes (i) an investment adviser to or administrator for the Fund; (ii) FSC, the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediaries and available through the variable annuity, variable life insurance and variable retirement plan products which they offer (the "Variable Products").

The term "Shareholder" means the holder of interests in a variable annuity, variable life insurance or variable retirement plan contract issued by the Intermediary or a participant in an employee benefit plan with a beneficial interest in a contract.

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1  As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

PGHLIB-1995300.1-GCJONES

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product.

The term "written" includes electronic writings and facsimile transmissions.

2.  Agreement to Provide Information.  Each Intermediary agrees to provide the Fund or its designee, upon written request, the following shareholder information involving the Funds:

a.   The taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN") or other government issued identifier ("GI") and the Variable Product number or participant account number associated with the primary Shareholder, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;

b.   The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and

c.   Any other data mutually agreed upon in writing.

Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

3.  Period Covered by Request.  Requests to provide Shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the lntermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

4.  Timing of Requests.  Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

5.  Form and Timing of Response.  (a) Each Intermediary agrees to provide the requested Shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request, provided that such information resides in its books and records. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 2 hereof is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) arrange to have provided) the information set forth in paragraph 2 hereof for those shareholders who hold an account with an indirect intermediary or (ii) if directed by the Fund or its designee, restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. (b) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

6.  Limitations on Use of Information.  The Fund agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it. Neither the Fund nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. The Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.

The Fund shall indemnify and hold the Intermediaries, individually and collectively, (and any of their respective directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use of or disclosure by the Fund of the information received from the Intermediaries pursuant to this Agreement. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) may be inadequate for any breach of this provision and any such breach may cause the Intermediaries irreparable harm, the Fund also agrees that, in the event of any breach or threatened breach of this provision, the Intermediaries will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this provision but will be in addition to all other remedies available at law or in equity to the Intermediaries.

In the event that the Fund is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement, the Fund shall provide

Intermediaries with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the Intermediaries (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.

7.  Agreement to Restrict Trading.

a.         Each Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges involving Fund Shares by a Shareholder who has been identified by the Fund as having engaged in transactions in Shares of a Fund (through an account directly or indirectly maintained by the Intermediary) that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing frequent trading of Fund Shares. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases that are effected directly through the Intermediary.

b(i)       For those Shareholders whose information is on the Intermediaries' books and records, the Intermediaries agree to execute or have executed the written instructions from the Fund or its designee to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable, but not later than 10 business days, after the instructions have been executed.

b(ii)      For those Shareholders whose information is not on the Intermediaries' books and records the Intermediaries agree to execute or have executed the written instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder, upon the Funds' written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the indirect intermediary.

c.         Instructions to restrict or prohibit further transactions involving Fund Shares must include:

(i)         A statement from the Fund that the shareholder's trading activity has either violated the Fund's frequent trading policy or, in the Fund's sole discretion, such trading activity has been deemed disruptive;

(ii)        The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

(iii)       The TIN or any other government issued identifier, if known by the Fund, that would help the Intermediaries determine the identity of affected Shareholder(s); and

(iv)       Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected Shareholder's Variable Products, only the type of Variable Product(s) through which the affected Shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Fund or its designee in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary's Variable Product(s) through which the affected Shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

The Fund agrees to reimburse the Intermediaries for reasonable costs they incur that are associated with complying with extraordinary requests (e.g., transaction information older than 366 days as specified under Section 3 or purchase restrictions beyond those covered under Section I related to Share-holder-Initiated Transfer Purchases) which are performed pursuant to this Agreement.

8.  Prior Agreements.  The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Fund and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Funds through the Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control.

9.  Termination.  This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

10.  Notices.

Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:

a.         If to Intermediaries, to:

ING U.S. Financial Services

Attention:   Jacqueline Salamon

Address:    151 Farmington Avenue

                  Hartford, CT 06156-8975

Phone:       860-723-2242

Fax:           860-723-2214

Email:        Jacqueline.Salamon@us.ing.com

b.         If to the Fund, to:

Federated Securities Corp.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, Pennsylvania 15222·3779

Attention: Secretary

The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

FEDERATED SECURITIES CORP.

By:	/s/ Charles L. Davis, Jr.
Name:	Charles L. Davis, Jr. DB
Title:	Sr. Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

                                    (please enter full legal name of entity above)

By:	/s/ Jacqueline Salamon
Name:	Jacqueline Salamon
Title:	Authorized Representative

ING NATIONAL TRUST

                                                (please enter full legal name of entity above)

By:	/s/ Jacqueline Salamon
Name:	Jacqueline Salamon
Title:	Authorized Representative

ING USA ANNUITY AND LIFE INSURANCE COMPANY

                                                (please enter full legal name of entity above)

By:	/s/ Jacqueline Salamon
Name:	Jacqueline Salamon
Title:	Authorized Representative

RELIASTAR LIFE INSURANCE COMPANY

                                    (please enter full legal name of entity above)

By:	/s/ Jacqueline Salamon
Name:	Jacqueline Salamon
Title:	Authorized Representative

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

                                                (please enter full legal name of entity above)

By:	/s/ Jacqueline Salamon
Name:	Jacqueline Salamon
Title:	Authorized Representative

SECURITY LIFE OF DENVER INSURANCE COMPANY

                                                (please enter full legal name of entity above)

By:	/s/ Jacqueline Salamon
Name:	Jacqueline Salamon
Title:	Authorized Representative

SYSTEMATIZED BENEFITS ADMINISTRATORS, INC.

                                                (please enter full legal name of entity above)

By:	/s/ Jacqueline Salamon
Name:	Jacqueline Salamon
Title:	Authorized Representative